Exhibit 10.2

EMPLOYMENT AGREEMENT

OUTERWALL INC.

and

ERIK E. PRUSCH

Executed on July 29, 2015

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), executed on July 29, 2015 and effective on July 31, 2015 (the “Effective Date”), is between Outerwall Inc., a Delaware corporation (“Employer”), and Erik E. Prusch (“Employee”);

W I T N E S S E T H:

WHEREAS, Employer desires to employ Employee upon the terms and conditions set forth herein; and

WHEREAS, Employee is willing to provide services to Employer upon the terms and conditions set forth herein;

A G R E E M E N T S:

NOW, THEREFORE, for and in consideration of the foregoing premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Employer and Employee hereby agree as follows:

1.	CHIEF EXECUTIVE OFFICER

1.1	Employment

Beginning on the Effective Date, Employer will employ Employee and Employee will provide services as Chief Executive Officer to Employer during the Term (as defined below). As Chief Executive Officer, Employee shall report to Employer’s Board of Directors (the “Board of Directors”) and shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chair of the Board of Directors has been appointed and is present. Subject to the control of the Board of Directors, Employee shall have general supervision, direction, and control of the business and officers of Employer. Employee shall perform other duties commonly incident to the office of Chief Executive and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. In addition, Employee shall be appointed to the Board of Directors as of the Effective Date.

1.2	Attention and Effort

Employee will devote all of Employee’s professional productive time, ability, attention and effort to Employer’s business and will skillfully serve its interests during the Term; provided, however, Employee may serve on the boards of other public corporations pursuant to the terms and conditions of Employer’s Corporate Governance Principles, as may

be amended from time to time. As in effect as of the date of this Agreement, Employer’s Corporate Governance Principles are interpreted to permit Employer’s Chief Executive Officer to serve on one (1) public company board in addition to the Board of Directors. In addition, upon the approval by the Nominating and Governance Committee of the Board of Directors, which approval will not be unreasonably withheld, Employee may serve on the boards of private or non-profit entities.

1.3	Term

Employee’s term of employment under this Agreement shall begin as of the Effective Date of this Agreement and shall continue until terminated pursuant to Section 2 of this Agreement (the “Term”).

1.4	Compensation

During the Term, Employer agrees to pay or cause to be paid to Employee, and Employee agrees to accept in exchange for the services rendered hereunder by Employee, the following compensation:

(a)	Base Salary

Employee’s compensation shall consist, in part, of an annual base salary of eight hundred thousand dollars ($800,000) before all customary payroll deductions. Such annual base salary shall be paid in substantially equal installments and at the same intervals as other officers of Employer are paid. Employee’s salary shall be reviewed by Employer’s Compensation Committee at least once per calendar year to determine in its discretion whether it is appropriate to increase the base salary.

(b)	Bonus

Employee shall be eligible for cash bonuses consistent with the existing program for executive officers, provided performance targets applicable to such bonuses are met, and, provided further, any such bonus shall be pro-rated in the event of termination of Employee’s employment by Employer without Cause or by Employee for Good Reason. Any bonus payable for the fiscal year ending December 31, 2015 will be paid in the normal course but no later than March 15, 2016.

1.5	Benefits

During the Term, Employee will be entitled to participate, subject to and in accordance with applicable eligibility requirements, in fringe benefit programs as shall be provided from time to time by, to the extent required, action of the Board of Directors.

2.	TERMINATION

In the event of termination of Employee’s employment for any reason, Employee will resign, and shall automatically be deemed to have resigned, as a director of Employer (and as a director and officer of any and all of Employer’s subsidiaries on which Employee serves), effective no later than the date of termination of Employee’s employment as Chief Executive Officer of Employer, unless such service is specifically extended by the Board of Directors. Employment of Employee pursuant to this Agreement may be terminated as follows:

2.1	By Employer

With or without Cause (as defined below), Employer may terminate the employment of Employee at any time during the Term upon giving Notice of Termination (as defined below).

2.2	By Employee

Employee may terminate his employment at any time, for any reason, upon giving Notice of Termination.

2.3	Automatic Termination

This Agreement and Employee’s employment hereunder shall terminate automatically upon the death or total disability of Employee. The term “total disability” as used herein shall mean Employee’s inability to perform the duties set forth in Section 1 hereof for a period or periods aggregating 180 calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Employee’s control, unless Employee is granted a leave of absence by the Employer. Employee and Employer hereby acknowledge that Employee’s ability to perform the duties specified in Section 1 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Employee’s death occurs or (b) immediately upon a determination by the Employer of Employee’s total disability, as defined herein.

2.4	Termination in Connection With a Change of Control

Concurrent with the commencement of Employee’s employment hereunder, Employee and Employer shall enter into a Change of Control Agreement, in the form attached hereto as Exhibit A. Notwithstanding Sections 3.1 and 3.2 of this Agreement and in full substitution therefor, if Employee’s employment terminates under circumstances described in the Change of Control Agreement executed by Employee, Employee’s rights upon termination will be governed by the terms of the Change of Control Agreement and Employee’s right to termination payments under this Agreement shall cease.

2.5	Notice

The term “Notice of Termination” shall mean at least 30 days’ written notice of termination of Employee’s employment, during which period Employee’s employment and performance of services will continue; provided, however, that Employer may, upon notice to Employee and without reducing Employee’s compensation during such period, excuse

Employee from any or all of his duties during such period. The effective date of the termination of Employee’s employment hereunder shall be the date on which such 30-day period expires.

3.	TERMINATION PAYMENTS

In the event of termination of the employment of Employee during the Term, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 3:

3.1	Termination by Employer Without Cause or By Employee for Good Reason

Subject to Section 3.6 hereof, if, during the Term, Employer terminates Employee’s employment without Cause or Employee terminates Employee’s employment for Good Reason, Employee shall be entitled to receive (a) a termination payment equal to eighteen (18) months’ annual base salary, (b) any unpaid annual base salary that has accrued for services already performed as of the date termination of Employee’s employment becomes effective, (c) a pro-rated cash bonus consistent with Section 1.4(b) determined at Employee’s target bonus opportunity for the year in which Employee’s employment terminates, (d) a termination payment equal to one and one-half (1.5) times Employee’s target bonus opportunity for the year in which Employee’s employment terminates, and (e) an amount equal to the product of eighteen (18) times the monthly COBRA premiums in effect on the date Employee’s employment terminates for the coverage in effect for Employee and, if applicable, Employee’s spouse and dependent children on such date under Employer’s group health plans; provided, however, that Employer may unilaterally amend this clause (d) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on Employer, including, without limitation, under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”). All amounts payable pursuant to this Section 3.1 (or pursuant to Section 3.2) shall be reduced for applicable deductions and tax withholding. All other Employer benefits cease on the date of termination by Employer without Cause.

3.2	Termination by Employer for Cause or By Employee Other Than for Good Reason

In the case of the termination of Employee’s employment by Employer for Cause or by Employee other than for Good Reason, Employee shall not be entitled to any payments hereunder, other than those set forth in Section 3.1(b) hereof if such termination occurs during the Term.

3.3	Payment Schedule

All amounts payable pursuant to Sections 3.1(b) and 3.2 hereof shall be paid to Employee at the same time such amounts would have been paid to Employee had Employee’s employment not been terminated (or at such earlier time as is required by law). All amounts payable pursuant to Sections 3.1(a), (c), (d) and (e) hereof shall be paid to Employee in a lump sum within ten (10) business days after the release referred to in Section 3.6 hereof becomes effective; provided, however, that in no event shall such payment be made later than March 15 of the calendar year following the calendar year in which Employee’s employment terminates. Notwithstanding the foregoing, if the maximum period during which Employee can consider and revoke the release described in Section 3.6 hereof begins in one calendar year and ends in another calendar year (the “Subsequent Calendar Year”), then the amounts payable pursuant to Sections 3.1(a), (c), (d), and (e) shall be paid in the Subsequent Calendar Year, regardless of when Employee’s release becomes effective (but subject to such release becoming effective).

3.4	Cause

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” is limited to the occurrence of one or more of the following events:

(a) Failure or refusal to carry out the lawful duties of Employee described in Section 1 hereof or any lawful directions of the Board of Directors, which directions are reasonably consistent with the duties herein set forth to be performed by Employee, and such failure or refusal is not remedied by Employee within forty-five (45) days after the date on which Employee receives written notice thereof;

(b) Violation by Employee of a state or federal criminal law involving the commission of a crime against Employer or a felony. As used in this Section, a “Violation” shall be a good faith determination by a majority of the full Board of Directors;

(c) Current use by Employee of illegal substances, provided that such determination is made by a majority of the full Board of Directors in good faith;

(d) Fraud, misrepresentation or dishonesty by Employee; or any act or omission by Employee that substantially impairs Employer’s business, good will or reputation; or

(e) Any other material breach of any provision of this Agreement.

3.5	Good Reason

(a) For purposes of this Agreement, subject to Section 3.5(b), “Good Reason” means the occurrence or existence of any of the following events or conditions without Employee’s express written consent:

(i) A diminution in Employee’s annual base salary and/or target bonus;

(ii) A diminution in Employee’s authority, duties or responsibilities as contemplated by Section 1.1 hereof;

(iii) Termination of the Change of Control Agreement attached hereto as Exhibit A prior to a Change of Control (as defined therein); provided, however, that termination of such Change of Control Agreement shall not constitute Good Reason if, prior to termination of such Change of Control Agreement, Employer provides Employee with a new Change of Control Agreement that reflects then prevailing market terms for such agreements, as determined by the Board of Directors and/or the Compensation Committee of the Board of Directors after consultation with the independent compensation consulting firm engaged to advise the Compensation Committee of the Board of Directors on executive compensation matters;

(iv) A relocation of Employee’s principal place of employment to a location more than 50 miles from the Bellevue metropolitan area, except for required travel on Employer’s business to an extent substantially consistent with Employee’s duties and responsibilities; or

(v) Any other action or inaction by Employer that constitutes a material breach by Employer of this Agreement.

(b) Notwithstanding any provision in this Agreement to the contrary, termination of employment by Employee will not be for Good Reason unless (i) Employee notifies Employer in writing of the occurrence or existence of the event or condition which Employee believes constitutes Good Reason within 90 days of the occurrence or initial existence of such event or condition (which notice specifically identifies such event or condition), (ii) Employer fails to remedy such event or condition within 45 days after the date on which it receives such notice (the “Remedial Period”), and (iii) Employee actually terminates employment within 90 days after the expiration of the Remedial Period. If Employee terminates employment before the expiration of the Remedial Period, then Employee’s termination will not be considered to be for Good Reason.

3.6	Release

Employee’s entitlement to any benefits pursuant to Sections 3.1(a), (c) and (d) hereof is conditioned on Employee’s execution (and non-revocation) of a release of claims similar in form and substance to the sample release attached hereto as Exhibit B (with such insertions or changes therein as may be necessary in the reasonable opinion of counsel for Employer to make it valid and encompassing under applicable law and to address the specific facts and circumstances of Employee’s termination), which release must become effective (i.e., Employee must have executed the release and any revocation period must have expired without Employee revoking the release) by the sixtieth (60th) day following the date on which Employee’s employment terminates or such earlier date as is specified in such release. The Employer shall provide Employee with such release no later than the seventh (7th) day following the date on which Employee’s employment terminates.

3.7	Code Section 409A

The parties intend that this Agreement and the payments and benefits provided hereunder, including, without limitation, those provided pursuant to Section 3.1 hereof, be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as

amended (the “Code”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however, that in no event shall Employer or its agents, parents, subsidiaries, affiliates or successors be liable for any additional tax, interest or penalty that may be imposed on Employee pursuant to Code Section 409A or for any damages incurred by Employee as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Code Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a) to the extent Code Section 409A is applicable to this Agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treas. Reg. Section 1.409A-1(h), after giving effect to the presumptions contained therein (and without regard to the optional alternative definitions available therein), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment” and like terms shall mean separation from service;

(b) if at the time Employee’s employment hereunder terminates, Employee is a “specified employee” within the meaning of Code Section 409A, then to the extent necessary to avoid subjecting Employee to the imposition of any additional tax or interest under Code Section 409A, amounts that would (but for this provision) be payable within six (6) months following the date of Employee’s termination of employment shall not be paid to Employee during such period, but shall instead be paid in a lump sum on the first business day of the seventh (7th) month following the date on which Employee’s employment terminates or, if earlier, upon Employee’s death;

(c) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate and distinct payments; and

(d) nothing herein shall act to accelerate any payment to which Employee would otherwise be entitled if such acceleration would subject Employee to an additional tax or penalty under Code Section 409A.

4.	NONCOMPETITION, NONDISCLOSURE AND NONDISPARAGEMENT

(a) The nature of Employee’s employment with Employer has given Employee access to trade secrets and confidential information, including information about its technology and customers. Therefore, during the one (1) year following termination of employment for whatever reason, Employee will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with, either directly or indirectly, any business or activity whose efforts are in competition with (i) the products or services manufactured or marketed by Employer at the time of this Agreement, or (ii) the products or services which have been under research or development by Employer during the Term, and which Employer has demonstrably considered for further development or commercialization. The geographic scope of this restriction shall extend to anywhere Employer is doing business, has done business or intends to do business. Employee acknowledges that the restrictions are reasonable and necessary for protection of the business and goodwill of Employer.

If, within one (1) year of the date of termination, Employee violates this Section 4, Employee shall forfeit any remaining termination payments provided under Section 3.

(b) Employee further agrees that he will not at any time disclose confidential information about Employer relating to its business, technology, practices, products, marketing, sales, services, finances or legal affairs. In the event of termination, Employee will return to Employer, pursuant to Employer policy as required, but in no event later than five (5) business days following termination, all property belonging to Employer, including, but not limited to, any files or other data or documentation, laptop/tablet, cell/smart phone, keys, access cards, phone cards, and credit cards; and in the event Employee discovers Employee has inadvertently retained (or later receives) any such property, Employee shall promptly return it.

(c) Following termination of Employee for any reason, and unless otherwise required by law, Employee and Employer shall refrain from making any derogatory comment in the future to the press or any individual or entity regarding the other that relates to their activities or relationship prior to the date of termination, which comment would likely cause material damage or harm to the business interests or reputation of Employee or Employer. Employer and Employee acknowledge that the non-disparagement provisions of this Section 4(c) are essential to them, that they would not enter into this Agreement if it did not include this Section 4(c), and that damages sustained by Employer or Employee, as the case may be, as a result of a breach of this Section 4(c) cannot be adequately quantified or remedied by damages alone. Accordingly, Employer and Employee shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of this Section 4(c).

5.	REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee represents and warrants that neither the execution nor the performance of this Agreement nor the Proprietary Information and Invention Agreement by Employee will violate or conflict in any way with any other agreement by which Employee may be bound, or with any other duties imposed upon Employee by corporate or other statutory or common law.

6.	FORM OF NOTICE

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Employee:	[Address]

If to Employer:	Outerwall Inc.
1800 114th Avenue SE
Bellevue, WA 98004
	Attn:	Chairman of the Board of Directors
	cc:	Chief Legal Officer and General Counsel

Copy to:	Perkins Coie LLP
	Attn:	Lynn E. Hvalsoe
1201 Third Ave., 49th Floor
Seattle, WA 98101-3099

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered, it shall be effective upon receipt.

7.	ASSIGNMENT

This Agreement is personal to Employee and shall not be assignable by Employee. Employer may assign its rights hereunder to (a) any corporation or other entity resulting from any merger, consolidation or other reorganization to which Employer is a party or (b) any corporation, partnership, association or other person to which Employer may transfer all or substantially all of the assets and business of Employer existing at such time. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

8.	WAIVERS

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

9.	ARBITRATION

Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the “AAA Rules”), conducted by one arbitrator either mutually agreed upon by Employer and Employee or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the Federal Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. Such arbitration shall be held in Bellevue, Washington. Unless prohibited by law, the prevailing party shall be entitled to costs, expenses and reasonable attorneys’ fees, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall determine whether Employer or Employee shall initially and finally pay all or applicable proportions of the fees of the arbitrator. This provision shall not preclude Employer from seeking court enforcement or relief based upon an alleged violation of Employee’s obligations under any noncompetition or non-disclosure agreement and shall not preclude either Employer or Employee from seeking injunctive relief pursuant to Section 4(c) of this Agreement.

10.	AVAILABILITY AND CONSULTATION

Employee agrees that he will fully and reasonably assist and cooperate with Employer and its counsel in any action, proceeding, or arbitration, whether initiated by Employer, a third party, or any governmental agency, that arises out of or relates to any events, transactions, or occurrences of which Employee has knowledge as a result of Employee’s former employment with Employer or otherwise. Without in any way limiting the generality of the foregoing, if requested by Employer, Employee specifically agrees to (a) timely provide truthful and complete answers and documents to all requests for information and documents by Employer, whether made formally or informally; (b) timely provide a true and correct, signed declaration to Employer for submission in any such action, proceeding, or arbitration; (c) be interviewed by Employer’s counsel and to participate in preparation session(s) prior to any deposition of Employee; and (d) voluntarily appear to provide testimony at any deposition, hearing, or trial. Employee agrees to provide such services in good faith and to the best of Employee’s ability. Employer agrees to reimburse Employee for all reasonable and necessary out-of-pocket expenses of such cooperation.

11.	AMENDMENTS IN WRITING

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Employer and Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Employer and Employee.

12.	APPLICABLE LAW

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington, without regard to any rules governing conflicts of laws.

13.	SEVERABILITY

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

14.	HEADINGS

All headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

15.	COUNTERPARTS

This Agreement, and any amendment or modification entered into pursuant to Section 11 hereof, may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.

16.	ENTIRE AGREEMENT

Except for (a) the Proprietary Information and Invention Agreement executed by Employee on July 29, 2015, and (b) the Change of Control Agreement executed by the Employee on July 29, 2015, this Agreement sets forth the entire understanding between Employee and Employer, superseding any prior agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with Employer. Employee acknowledges that in executing this Agreement, he does not rely upon any representation or statement by any representative or agent of Employer concerning the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

OUTERWALL INC.

/s/ Erik E. Prusch	By	/s/ Raquel Karls
Erik E. Prusch
	Its	Chief Human Resources Officer

EXHIBIT A

CHANGE OF CONTROL AGREEMENT

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (this “Agreement”), dated as of July 31, 2015, is between Outerwall Inc. ( the “Employer”) and Erik E. Prusch (the “Employee”).

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Employer has determined that it is in the best interests of the Employer and its stockholders to ensure that the Employer will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Appendix A to this Agreement, which is incorporated herein by this reference) of the Employer. The Committee believes it is imperative to diminish the inevitable distraction of the Employee arising from the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Employee’s full attention and dedication to the Employer currently and in the event of any threatened or pending Change of Control, to encourage the Employee’s willingness to serve a successor in an equivalent capacity, and to provide the Employee with reasonable compensation and benefits arrangements in the event that a Change of Control results in the Employee’s loss of equivalent employment.

In order to accomplish these objectives, the Committee has caused the Employer to enter into this Agreement.

1.	EMPLOYMENT

1.1	Certain Definitions

(a) “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1.1(b)) on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Employee’s employment with the Employer is terminated without Cause after the date on which the Employer has entered into a definitive agreement to effect a Change of Control but prior to the date on which such Change of Control occurs, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b) “Change of Control Period” shall mean the period commencing on the date of this Agreement and ending on the second anniversary of the date the Employer gives notice to the Employee that the Change of Control Period shall be terminated.

1.2	Employment Period

The Employer hereby agrees to continue the Employee in its employ or in the employ of its affiliated companies, and the Employee hereby agrees to remain in the employ of the Employer or its affiliated companies, in accordance with the terms and provisions of this Agreement, for the period commencing on the Effective Date and ending two years after such date (the “Employment Period”).

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1.3	Duties, Authority, and Responsibility

During the Employment Period, the Employee’s duties, authority and responsibilities shall be at least reasonably commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date.

1.4	Employment Status

If prior to the Effective Date the Employee’s employment with the Employer or its affiliated companies terminates, then the Employee shall have no further rights under this Agreement.

2.	ATTENTION AND EFFORT

During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee will devote all of his professional productive time, ability, attention and effort to the business and affairs of the Employer and the discharge of the responsibilities assigned to him hereunder, and will use his best efforts to perform faithfully and efficiently such responsibilities.

3.	COMPENSATION

During the Employment Period, the Employer agrees to pay or cause to be paid to the Employee, and the Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

3.1	Salary

The Employee shall receive an annual base salary (the “Annual Base Salary”), at least equal to the annual salary established by the Board prior to the Effective Date for the fiscal year in which the Effective Date occurs. The Annual Base Salary shall be paid in substantially equal installments and at the same intervals as the salaries of other officers of the Employer are paid.

3.2	Bonus

Employee may be entitled to receive, in addition to the Annual Base Salary, an annual bonus in an amount to be determined by the Board of Directors of the Employer in its sole discretion (the “Annual Bonus”).

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3.3	Benefits

During the Employment Period, the Employee shall be entitled to participate, subject to and in accordance with applicable eligibility requirements, in such fringe benefit programs as shall be provided to other executive employees of the Employer and its affiliated companies from time to time during the Employment Period by action of the Board (or any person or committee appointed by the Board to determine fringe benefit programs and other emoluments).

3.4	Expenses

During the Employment Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures of the Employer and its affiliated companies in effect for the employees of the Employer and its affiliated companies during the Employment Period or pursuant to an applicable travel policy.

4.	TERMINATION

Employment of the Employee during the Employment Period may be terminated as follows:

4.1	By the Employer or the Employee

Upon giving Notice of Termination (as defined below), the Employer may terminate the employment of the Employee with or without Cause (as defined below), and the Employee may terminate his employment for Good Reason (as defined below) or for any reason, at any time during the Employment Period.

4.2	Automatic Termination

This Agreement and the Employee’s employment during the Employment Period shall terminate automatically upon the death or total disability of the Employee. The Employee and the Employer hereby acknowledge that the Employee’s presence and ability to perform the duties specified in Section 1.3 hereof is of the essence of this Agreement.

4.3	Notice of Termination

Any termination by the Employer or by the Employee during the Employment Period shall be communicated by Notice of Termination to the other party given within 30 days. The term “Notice of Termination” shall mean a written notice which (a) indicates the specific termination provision in this Agreement relied upon and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. The failure by the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Employer hereunder or preclude the Employer from asserting such fact or circumstance in enforcing the Employer’s rights hereunder.

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4.4	Date of Termination

During the Employment Period, “Date of Termination” means (a) if the Employee’s employment is terminated by reason of death, at the end of the calendar month in which the Employee’s death occurs, and (b) in all other cases, the later of (i) five days after the date of personal delivery of or mailing of, as applicable, the Notice of Termination, and (ii) the date on which the Employee separates from service, within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). The Employee’s employment and performance of services will continue during such five-day period; provided, however, that the Employer may, upon notice to the Employee and without reducing the Employee’s compensation during such period, excuse the Employee from any or all of his duties during such period.

5.	TERMINATION PAYMENTS

In the event of termination of the Employee’s employment during the Employment Period, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 5.

5.1	Termination by the Employer for Other Than Cause or by the Employee for Good Reason

If the Employer terminates the Employee’s employment other than for Cause or the Employee terminates his employment for Good Reason prior to the end of the Employment Period, the Employee shall be entitled to:

(a) Receive payment of the following accrued obligations (the “Accrued Obligations”):

(i) the Employee’s Annual Base Salary through the Date of Termination to the extent not theretofore paid;

(ii) the product of (x) the target Annual Bonus payable with respect to the fiscal year in which the Date of Termination occurs and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; and

(iii) any compensation previously deferred by the Employee (together with accrued interest or earnings thereon, if any) as such deferred compensation becomes payable under the deferral plan, and any accrued vacation pay, in each case to the extent not theretofore paid; and

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(b) An amount as separation pay equal to two (2) times the Employee’s Annual Base Salary, plus two (2) times the Employee’s target Annual Bonus.

(c) If, as a result of the termination of the Employee’s employment, the Employee and the Employee’s spouse and dependent children are eligible for and timely (and properly) elect to continue coverage under the Employers’ group health plans(s) in accordance with Code Section 4980B(f) (“COBRA”), the Employer shall pay the premium for such coverage for a period of eighteen (18) months following the Date of Termination or until the Employee is no longer entitled to COBRA continuation coverage under the Employer’s group health plan(s), whichever period is shorter; provided, however, that notwithstanding the foregoing or any other provision in this Agreement to the contrary, the Employer may unilaterally amend this Section 5.1(c) or eliminate the benefit provided hereunder to the extent it deems necessary to address any changes in applicable law and/or to avoid the imposition of excise taxes, penalties or similar charges on the Employer or any of its subsidiaries, affiliates or successors, including, without limitation, under Code Section 4980D.

5.2	Termination for Cause or Other Than for Good Reason

If the Employee’s employment shall be terminated by the Employer for Cause or by the Employee for other than Good Reason during the Employment Period, this Agreement shall terminate without further obligation to the Employee other than the obligation to pay to the Employee his Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Employee (as such deferred compensation becomes payable under the deferral plan), in each case to the extent theretofore unpaid.

5.3	Termination Because of Death or Total Disability

If the Employee’s employment is terminated by reason of the Employee’s death or total disability during the Employment Period, this Agreement shall terminate automatically without further obligations to the Employee or his legal representatives under this Agreement, other than for payment of Accrued Obligations (which shall be paid to the Employee’s estate or beneficiary, as applicable in the case of the Employee’s death).

5.4	Payment Schedule

Payments under Section 5.1(a), 5.2 and 5.3 (other than payments of deferred compensation, which shall be paid in accordance with the provisions of the plan under which such compensation was deferred) shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termination. Payments under Section 5.1(b) shall be paid to Employee in twelve (12) equal monthly installments, beginning with the month following the month containing the Date of Termination and continuing for eleven (11) consecutive months thereafter. For purposes of Code Section 409A, each installment payable pursuant to Section 5.1(b) and this Section 5.4 shall be treated as a separate payment.

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5.5	Good Reason

(a) For purposes of this Agreement, subject to Section 5.5(b), “Good Reason” means the occurrence of any of the following events or conditions without the Employee’s express written consent:

(i) A diminution in the Employee’s Annual Base Salary and/or target Annual Bonus;

(ii) A diminution in the Employee’s authority, duties or responsibilities as contemplated by Section 1.3 hereof;

(iii) A relocation of the Employee’s principal place of employment to a location more than 50 miles from the Bellevue metropolitan area, except for required travel on the Employer’s business to an extent substantially consistent with the Employee’s duties and responsibilities; or

(iv) Any other action or inaction by the Employer that constitutes a material breach by the Employer of this Agreement.

(b) Notwithstanding any provision in this Agreement to the contrary, termination of employment by the Employee will not be for Good Reason unless (i) the Employee notifies the Employer in writing of the occurrence or existence of the event or condition which the Employee believes constitutes Good Reason within 90 days of the occurrence or initial existence of such event or condition (which notice specifically identifies such event or condition), (ii) the Employer fails to remedy such event or condition within 45 days after the date on which it receives such notice (the “Remedial Period”), and (iii) the Employee actually terminates employment within 90 days after the expiration of the Remedial Period. If the Employee terminates employment before the expiration of the Remedial Period, then the Employee’s termination will not be considered to be for Good Reason.

5.6	Cause

For purposes of this Agreement, “Cause” means the occurrence of one or more of the following events:

(a) Failure or refusal to carry out the lawful duties of the Employee or any lawful directions of the Board which directions are reasonably consistent with the duties to be performed by the Employee, and such failure or refusal is not remedied by the Employee within forty-five (45) days after the date on which the Employee receives written notice thereof;

(b) Violation by the Employee of a state or federal criminal law involving the commission of a crime against the Employer or a felony. As used in this Section, a ‘Violation’ shall be a good faith determination by a majority of the full Board;

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(c) Current use by the Employee of illegal substances, provided that such determination is made by a majority of the full Board in good faith;

(d) Fraud, misrepresentation or dishonesty by the Employee; any act or omission by the Employee which substantially impairs the Employer’s business, good will or reputation; or

(e) Any material breach of the confidentiality, non-competition and/or non-solicitation provisions to which the Employee is bound.

6.	REPRESENTATIONS, WARRANTIES AND OTHER CONDITIONS

In order to induce the Employer to enter into this Agreement, the Employee represents and warrants to the Employer as follows:

6.1	No Violation of Other Agreements

The Employee represents that neither the execution nor the performance of this Agreement by the Employee will violate or conflict in any way with any other agreement by which the Employee may be bound.

6.2	Reaffirmation of Obligations

The Employee hereby acknowledges and reaffirms the Employee Proprietary Information and Inventions Agreement previously executed by Employee.

6.3	Prior Agreements

The Employee hereby acknowledges that as of the date of this Agreement, this Agreement sets forth the entire understanding between the Employee and the Employer regarding the subject matter herein and supersedes all prior oral or written agreements on the subject.

7.	CODE SECTION 409A

The Employer makes no representations or warranties to Employee with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Code Section 409A, and no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A or any other legal requirement from Employee or any other person to the Employer, any of its affiliates or any other person. The Employee, by executing this Agreement, shall be deemed to have waived any claim against the Employer, its affiliates and any other person with respect to any such tax, economic or legal consequences. However, the parties intend that this Agreement and the payments and other benefits provided hereunder shall be exempt from the requirements of Code Section 409A to

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the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) shall comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to termination of Employee’s employment are intended to mean Employee’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i). In addition, if the Employee is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), when the Employee separates from service, within the meaning of Code Section 409A(a)(2)(A)(i), then to the extent necessary to avoid subjecting Employee to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Employee’s separation from service shall not be paid to Employee during such period, but shall instead be accumulated and paid to Employee (or, in the event of Employee’s death, Employee’s estate) in a lump sum on the first business day following the earlier of (a) the date that is six months after Employee’s separation from service or (b) Employee’s death.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on July 29, 2015.

EMPLOYEE

Erik E. Prusch

OUTERWALL INC.

By

Its

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APPENDIX A TO

CHANGE OF CONTROL AGREEMENT

For purposes of this Agreement, a “Change of Control” shall mean:

(a) A “Board Change” which, for purposes of this Agreement, shall have occurred if individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Employer’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as hereinafter defined) other than the Board; or

(b) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) 20% or more of either (A) the then outstanding shares of Common Stock of the Employer (the “Outstanding Employer Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Employer entitled to vote generally in the election of directors (the “Outstanding Employer Voting Securities”), in the case of either (A) or (B) of this clause (i), which acquisition is not approved in advance by a majority of the Incumbent Directors, or (ii) 33% or more of either (A) the Outstanding Employer Common Stock or (B) the Outstanding Employer Voting Securities, in the case of either (A) or (B) of this clause (ii), which acquisition is approved in advance by a majority of the Incumbent Directors; provided, however, that the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Employer or in connection with an offering of the Employer pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission, (x) any acquisition by the Employer, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Employer or any corporation controlled by the Employer or (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Appendix A are satisfied; or

(c) Consummation of a reorganization, merger or consolidation approved by the stockholders of the Employer, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting

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securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Employer Common Stock and the Outstanding Employer Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportion as their ownership immediately prior to such reorganization, merger or consolidation of the Outstanding Employer Common Stock and the Outstanding Employer Voting Securities, as the case may be, (ii) no Person (excluding the Employer, any employee benefit plan (or related trust) of the Employer or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 33% or more of the Outstanding Employer Common Stock or the Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d) Consummation of the following events approved by the stockholders of the Employer (i) a complete liquidation or dissolution of the Employer or (ii) the sale or other disposition of all or substantially all the assets of the Employer, other than to a corporation with respect to which immediately following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Employer Common Stock and the Outstanding Employer Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Employer Common Stock and the Outstanding Employer Voting Securities, as the case may be, (B) no Person (excluding the Employer, any employee benefit plan (or related trust) of the Employer or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 33% or more of the Outstanding Employer Common Stock or the Outstanding Employer Voting Securities, as the case may be) beneficially owns, directly or indirectly, 33% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were approved by a majority of the members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Employer.

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Notwithstanding the foregoing, there shall not be a Change of Control if, in advance of such event, the Employee agrees in writing that such event shall not constitute a Change of Control.

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EXHIBIT B

SAMPLE RELEASE OF CLAIMS AGREEMENT

SAMPLE RELEASE OF CLAIMS AGREEMENT

Outerwall Inc. (“Company”), on behalf of itself and its subsidiaries, affiliates, successors, and assigns, and                  (“Employee”) enter into this Release of Claims Agreement (“Agreement”).

1.	Status of Employment

Employee’s employment with Company shall terminate effective                      (the “Separation Date”). Regardless of whether Employee signs this Agreement, Employee:

a.	Will receive earned salary through the Separation Date;

b.	Will receive whatever other benefits to which Employee is entitled pursuant to Company’s benefit plans through the Separation Date;

c.	May be eligible for health care continuation pursuant to COBRA, as such may be amended from time to time.

Employee will not be eligible for any benefits or compensation after the Separation Date, other than as specifically provided herein.

2.	Termination Payment

If Employee signs and does not revoke this Agreement before the Effective Date (as defined in Section 4 below), Employee shall receive a lump sum payment, less all required deductions and tax withholding (the “Termination Payment”), in accordance with Sections 3.1 and 3.3 of Employee’s Employment Agreement dated as of             , 20    .

3.	Release of Claims

Employee irrevocably and unconditionally releases and forever discharges Company and its directors, officers, employees, subsidiaries, affiliates, successors, assigns, and all persons acting by, through, under, or in concert with any of them (collectively “Releasees”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, promises, damages, and expenses, including attorneys’ fees and costs actually incurred, of any nature whatsoever, whether known or unknown, in law or equity, including, without limitation of the foregoing general terms, any claims against Releasees arising from or related to Employee’s employment with Company, or the termination thereof, and any claims arising from any alleged violation by Releasees of any federal, state, or local statutes, regulations, ordinances, resolutions, or common laws; provided, however, that Employee is not releasing any claim to indemnity he may have under any Company policy regarding indemnification, any payment of costs and fees or any contract of insurance which may be applicable to any claim against him arising from any act or omission during his employment.

4.	Release of ADEA Claims

Employee acknowledges that Employee is knowingly and voluntarily releasing Employee’s rights under the Age Discrimination in Employment Act (the “ADEA”). Employee acknowledges that Employee has twenty-one (21) days to consider and accept the terms of this Agreement (Employee may, by Employee’s own choice, sign this Agreement sooner), and is advised by this writing of Employee’s right to consult with an attorney before signing this Agreement. To accept this Agreement, Employee must sign and return it to Outerwall Inc., Attention:                     , 1800 114th Avenue SE, Bellevue, WA 98004. If Employee chooses to sign this Agreement, Employee will still have seven (7) days from the date Employee signed the Agreement to revoke acceptance (the “revocation period”). Employee must send written notice of the decision to revoke to Outerwall Inc., Attention:                                         , 1800 114th Avenue SE, Bellevue, WA 98004. If Employee revokes this Agreement, Employee will not receive the Termination Payment set forth in Section 2. If Employee does not revoke this Agreement during the revocation period, this Agreement shall become enforceable on the eighth (8th) day after Employee signed this Agreement (the “Effective Date”). [Time periods for acceptance and revocation to be consistent with requirements of the ADEA at time of execution of Agreement.]

5.	Knowing and Voluntary Agreement

Employee understands this Agreement is a release of claims against Releasees arising before or on the Effective Date of this Agreement. Employee understands that Employee is not waiving claims that the law does not permit Employee to waive, nor is Employee waiving any claims arising after the Effective Date of this Agreement, including, but not limited to, claims for enforcement of this Agreement. Nothing in this Agreement prevents Employee from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, any federal, state, or local agency charged with the enforcement of any employment laws. Company and Employee agree, however, that the Termination Payment and Termination Benefit described in Section 2 is full satisfaction of any individual relief to which Employee would be entitled based on claims that could be asserted in any such charge or complaint. Employee acknowledges that he has read this Agreement and that he fully understands it. Employee acknowledges that he has freely, knowingly and voluntarily, and after due consideration entered into this Agreement.

6.	Confidentiality of Agreement

Except as may be required by law or to comply with an investigation or proceeding conducted by any federal, state, or local agency charged with the enforcement of employment laws, Employee will not in any manner disclose or communicate any part of this Agreement to any other person except Employee’s current spouse, Employee’s accountant or financial advisor, or Employee’s attorney. Before any such disclosure is made by Employee, Employee will inform such person to whom disclosure is made that the fact and terms of this Agreement are confidential and obtain such person’s agreement to maintain confidentiality of this Agreement to the extent permitted by law. Employee’s failure to abide by the obligations under this Section shall constitute a material breach of this Agreement.

7.	Non-Admission of Wrongdoing

Employee and Company agree that neither this Agreement nor the furnishing of the Termination Payment or Termination Benefit shall be deemed or construed at any time for any purpose as an admission by Employee or Company of any liability or wrongful conduct of any kind.

8.	Governing Law and Interpretation

This Agreement shall be governed by the laws of the State of Washington without regard to principles of conflict of laws. Any action regarding this Agreement must be brought in the Superior Court of King County, Washington or the United States District Court for the Western District of Washington at Seattle. Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party or the other by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

9.	Severability

The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

10.	Successors and Assigns

This Agreement will bind and inure to the benefit of the parties and their respective legal representatives, successors, and assigns.

11.	Amendment

This Agreement many not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

12.	Code Section 409A

The parties intend that this Agreement and the payments and other benefits provided hereunder shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise (including, without limitation, pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v)). Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. [Section references to be consistent with 409A regulations at time of execution of Agreement.]

13.	Entire Agreement

This Agreement sets forth the entire understanding between Employee and Company, superseding any prior agreements or understandings between the Employee and Company,

except that (i) Sections 4 and 10 of Employee’s Employment Agreement dated as of             , 20    , (ii) the Indemnification Agreement dated as of             , 20    , and (iii) the terms of the Employee’s Proprietary Information and Inventions Agreement dated as of             , 20    , shall survive and continue in full force and effect.

EMPLOYEE	OUTERWALL INC.

[NAME]
[TITLE]

Date:	Date: